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                                                                   EXHIBIT 10.12

IBM Customer Agreement

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Thank you for doing business with us. We strive to provide you with high quality
Products and Services. If, at any time, you have any questions or problems, or are not completely satisfied, please let us know. Our goal is to do our best for you.

This IBM Customer Agreement (called the "Agreement") covers business transactions you may do with us to purchase Machines, license Programs, and acquire Services.

This Agreement and its applicable Attachments and Transaction Documents are the complete agreement regarding these transactions, and replace any prior oral or written communications between us.

By signing below for our respective Enterprises, both of us agree to the terms of this Agreement. Once signed, 1) any reproduction of this Agreement, an Attachment, or Transaction Document made by reliable means (for example, photocopy or facsimile) is considered an original and 2) all Products and Services you order under this Agreement are subject to it.

Agreed to:                                                  Agreed to:
MICROCOM TECHNOLOGIES INC                                   International Business Machines Corporation



By /s/ Daniel Nissanoff                                     By /s/ Jeff Russell
   ---------------------------------------                     ------------------------------------------
      Authorized Signature                                                 Authorized Signature

Name (type or print): DAN NISSANOFF                         Name (type or print): JEFF RUSSELL

Date: 5/20/99                                               Date: 5/20/99

Enterprise number:                                          Agreement number: 4840518

Enterprise address:                                         IBM address:
MICROCOM TECHNOLOGIES INC                                   TWO JERICHO PLAZA
16 EAST 52ND ST                                             JERICHO, NY 11753
NEW YORK, NY 10022

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                      After signing, please return a copy of this Agreement to the "IBM address" shown above.
                ---------------------------------------------------------------------------------------------------

                                 Page 1 of 17
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IBM Customer Agreement

Table of Contents
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
Section    Title                                                           Page
Part 1 - General.......................................................      3

  1.1  Definitions.....................................................      3
  1.2  Agreement Structure.............................................      4
  1.3  Delivery........................................................      4
  1.4  Charges and Payment.............................................      5
  1.5  Changes to the Agreement Terms..................................      5
  1.6  IBM Business Partners...........................................      6
  1.7  Mutual Responsibilities.........................................      6
  1.8  Your Other Responsibilities.....................................      6
  1.9  Patents and Copyrights..........................................      7
  1.10 Limitation of Liability.........................................      7
  1.11 Agreement Termination...........................................      8
  1.12 Geographic Scope................................................      8
  1.13 Governing Law...................................................      8

Part 2 - Warranties....................................................      9

  2.1  The IBM Warranties..............................................      9
  2.2  Extent of Warranty..............................................      9
  2.3  Items Not Covered by Warranty...................................     10

Part 3 - Machines......................................................     11

  3.1  Title and Risk of Loss..........................................     11
  3.2  Production Status...............................................     11
  3.3  Installation....................................................     11
  3.4  Licensed Internal Code..........................................     11
  3.5  Machine Code....................................................     12

Part 4 - Programs......................................................     13

  4.1  License.........................................................     13
  4.2  License Details.................................................     13
  4.3  Program Components Not Used on the Designated Machine...........     13
  4.4  Distributed System License Option...............................     13
  4.5  Program Testing.................................................     14
  4.6  Packaged Programs...............................................     14
  4.7  Program Protection..............................................     14
  4.8  Program Services................................................     14
  4.9  License Termination.............................................     14

Part 5 - Services......................................................     15

  5.1  IBM Services....................................................     15
  5.2  Personnel.......................................................     15
  5.3  Materials Ownership and License.................................     15
  5.4  Changes to Service Terms........................................     15
  5.5  Renewal.........................................................     16
  5.6  Termination and Withdrawal......................................     16
  5.7  Service for Machines (during and after warranty)................     16
  5.8  Maintenance Coverage............................................     17

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IBM Customer Agreement

Part 1 - General
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1.1  Definitions

     Customer-set-up Machine is an IBM Machine that you install according to our instructions.

     Date of Installation is the following:

      1. for an IBM Machine we are responsible for installing, the business day after the day we install it or, if you defer installation, make it available to you for subsequent installation by us;

      2. for a Customer-set-up Machine and a non-IBM Machine, the second business day after the Machine's standard transit allowance period; and

      3. for a Program, the latest of -

          a. the day after its testing period ends,

          b. the second business day after the Program's standard transit allowance period,

          c. the date, specified in a Transaction Document, on which we authorize you to make a copy of the Program, or

          d. the date you distribute a copy of a chargeable component in support of your authorized use of the Program.

     Designated Machine is either 1) the machine on which you will use a Program for processing and which we require you to identify to us by type/model and serial number, or 2) any machine on which you use the Program if we do not require you to provide this identification to us.

     Enterprise is any legal entity (such as a corporation) and the subsidiaries it owns by more than 50 percent. The term "Enterprise" applies only to the portion of the enterprise location in the United States or Puerto Rico.

     Machine is a machine, its features, conversions, upgrades, elements, or accessories, or any combination of them. The term "Machine" includes an IBM Machine and any non-IBM Machine (including other equipment) that we may provide to you.

     Materials are literary works or other works of authorship (such as programs, program listings, programming tools, documentation, reports, drawings and similar works) that we may deliver to you as part of a Service. The term "Materials" does not include Programs or Licensed Internal Code.

     Product is a Machine or a Program.

     Program is the following, including the original and all whole or partial copies:

      1. machine-readable instructions and data;

      2. components;

      3. audio-visual content (such as images, text, recordings, or pictures);
         and

      4. related licensed materials.

     The term "Program" includes an IBM Program and any non-IBM Program that we may provide to you. The term does not include Licensed Internal Code or Materials.

     Service is performance of a task, provision of advice and counsel, assistance, or access to a resource (such as access to an information database) we make available to you.

     Specifications is a document that provides information specific to a Product. For an IBM Machine, we call the document "Official Published Specifications." For an IBM Program, we call it "Licensed Program Specifications," or "License Information."

     Specified Operating Environment is the Machines and Programs with which a Program is designed to operate, as described in the Program's Specifications.

1.2  Agreement Structure

     Attachments

     Some Products and Services have terms in addition to those we specify in this Agreement. We provide the additional terms in documents called "Attachments," which are also part of this Agreement. Attachments will be signed by both of us if requested by either of us.

     Transaction Documents

     For each business transaction, we will provide you with the appropriate "Transaction Documents" that confirm the specific details of the transaction. Transaction Documents will be signed by both of us if requested by either of us. The following are examples of Transaction Documents with examples of the information they may contain:

      1.  addenda (contract-period duration, start date, and total quantity);

      2.  exhibits (eligible Products by category);

      3.  invoices (item, quantity, and amount due);

      4. statements of work (scope of Services, responsibilities, deliverables, completion criteria, estimated schedule or contract period, and charges); and

      5. supplements (Machine quantity and type ordered, price, estimated shipment date, and warranty period).

     Conflicting Terms

     If there is a conflict among the terms in the various documents, those of an Attachment prevail over those of this Agreement. The terms of a Transaction Document prevail over those of both of these documents.


     Our Acceptance of Your Order

     A Product or Service becomes subject to this Agreement when we accept your order by doing any of the following:

      1.  sending you a Transaction Document;

      2.  shipping the Machine or making the Program available to you; or

      3.  providing the Service.

     Your Acceptance of Additional Terms

     You accept the additional terms in an Attachment or Transaction Document by doing any of the following:

      1.  signing the Attachment or Transaction Document;

      2.  using the Product or Service, or allowing others to do so; or

      3.  making any payment for the Product or Service.


1.3  Delivery

     We will try to meet your delivery requirements for Products and Services you order, and will inform you of their status. Transportation charges, if applicable, will be specified in a Transaction Document.

1.4  Charges and Payment

     The amount payable for a Product or Service will be based on one or more of the following types of charges:

      1.  one-time (for example, the price of a Machine);

      2. recurring (for example, a periodic charge for Programs or measured use of Services);

      3.  time and materials (for example, charges for hourly Services); or

      4. fixed price (for example, a specific amount agreed to between us for a custom Service).

     Depending on the particular Product, Service, or circumstance, additional charges may apply (such as special handling or travel related expenses). We will inform you in advance whenever additional charges apply.

     Recurring charges for a Product begin on its Date of Installation. Charges for Services are billed as we specify which may be in advance, periodically during the performance of the Service, or after the Service is completed.

     Amounts are due upon receipt of invoice and payable as we specify in a Transaction Document. You agree to pay accordingly, including any late payment fee.

     If any authority imposes a duty, tax, levy, or fee, excluding those based on our net income, upon any transaction under this Agreement, then you agree to pay that amount as specified in the invoice or supply exemption documentation. You are responsible for personal property taxes for each Product from the date we ship it to you.

     One-time and recurring charges may be based on measurements of actual or authorized use (for example, number of users or processor size for Programs, meter readings for maintenance Services, or connect time for network Services). You agree to provide actual usage data if we specify. If you make changes to your environment that impact use charges (for example, change processor size or configuration for Programs), you agree to promptly notify us and pay any applicable charges. Recurring charges will be adjusted accordingly. Unless we agree otherwise, we do not give credits or refunds for charges already due or paid. In the event that we change the basis of measurement, our terms for changing charges will apply.

     We may increase recurring charges for Products and Services, as well as labor rates and minimums for Services provided under this Agreement, by giving you three months' written notice. An increase applies on the first day of the invoice or charging period on or after the effective date we specify in the notice.

     We may increase one-time charges without notice. However, an increase to one-time charges does not apply to you if 1) we receive your order before the announcement date of the increase and 2) one of the following occurs within three months after our receipt of your order:

      1.  we ship you the Machine or make the Program available to you;

      2. you make an authorized copy of a Program or distribute a chargeable component of a Program to another Machine; or

      3.  a Program's increased use charge becomes due.

     You receive the benefit of a decrease in charges for amounts which become due on or after the effective date of the decrease.

     Services for which you prepay must be used within the applicable contract period. Unless we specify otherwise, we do not give credits or refunds for unused prepaid Services.

1.5  Changes to the Agreement Terms

     In order to maintain flexibility in our business relationship, we may change the terms of this Agreement by giving you three months' written notice. However, these changes are not retroactive. They apply, as of the effective date we specify in the notice, only to new orders and on-going transactions (such as licenses, except that changes to license termination terms are effective only for new orders). Part 5 of this Agreement contains additional provisions for changes to the terms of individual Service transactions.

     Otherwise, for a change to be valid, both of us must sign it. Additional or different terms in any written communication from you (such as an order) are void.

1.6  IBM Business Partners

     We have signed agreements with certain organizations (called "IBM Business Partners") to promote, market, and support certain Products and Services. When you order our Products or Services (marketed to you by IBM Business Partners) under this Agreement, we confirm that we are responsible for providing the Products or Services to you under the warranties and other terms of this Agreement. We are not responsible for 1) the actions of IBM Business Partners, 2) any additional obligations they have to you, or 3) any products or services that they supply to you under their agreements.

1.7  Mutual Responsibilities

     Both of us agree that under this Agreement:

     1. neither of us grants the other the right to use its trademarks, trade names, or other designations in any promotion or publication without prior written consent;

     2. all information exchanged is nonconfidential. If either of us requires the exchange of confidential information, it will be made under a signed confidentiality agreement;

     3.   each is free to enter into similar agreements with others;

     4. each grants the other only the licenses and rights specified. No other licenses or rights (including licenses or rights under patents) are granted;

     5. each may communicate with the other by electronic means and such communication is acceptable as a signed writing. An identification code (called a "user ID") contained in an electronic document is sufficient to verify the sender's identity and the document's authenticity;

     6. each will allow the other reasonable opportunity to comply before it claims that the other has not met its obligations;

     7. neither of us will bring a legal action more than two years after the cause of action arose; and

     8. neither of us is responsible for failure to fulfill any obligations due to causes beyond its control.

1.8  Your Other Responsibilities

     You agree:

     1. not to assign, or otherwise transfer, this Agreement or your rights under this Agreement, delegate your obligations, or resell any Service, without our prior written consent. Any attempt to do so is void;

     2. to acquire Machines with the intent to use them within your Enterprise and not for reselling, leasing, or transferring to a third party, unless either of the following applies --

          a.   you are arranging lease-back financing for the Machines, or

          b. you purchase them without any discount or allowance, and do not remarket them in competition with our authorized remarketers;

     3. to allow us to install mandatory engineering changes (such as those required for safety) on a Machine. Any parts we remove become our property. You represent that you have the permission from the owner and any lien holders to transfer ownership and possession of removed parts to us;

     4. that you are responsible for the results obtained from the use of the Products and Services;

     5. to provide us with sufficient, free, and safe access to your facilities for us to fulfill our obligations; and

     6.   to comply with all applicable export and import laws and regulations.

1.9  Patents and Copyrights

     For purposes of this Section, the term "Product" includes Materials (alone or in combination with Products we provide to you as a system) and Licensed Internal Code.

     If a third party claims that a Product we provide to you infringes that party's patent or copyright, we will defend you against that claim at our expense and pay all costs, damages, and attorney's fees that a court finally awards, provided that you:

     1.   promptly notify us in writing of the claim; and

     2. allow us to control, and cooperate with us in, the defense and any related settlement negotiations.

     If such a claim is made or appears likely to be made, you agree to permit us to enable you to continue to use the Product, or to modify it, or replace it with one that is at least functionally equivalent. If we determine that none of these alternatives is reasonably available, you agree to return the Product to us on our written request. We will then give you a credit equal to:

     1. for a Machine, your net book value provided you have followed generally-accepted accounting principles;

     2. for a Program, the amount paid by you or 12 months' charges (whichever is less); and

     3.   for Materials, the amount you paid us for the Materials.

     This is our entire obligation to you regarding any claim of infringement.

     Claims for Which We are Not Responsible

     We have no obligation regarding any claim based on any of the following:

     1.   anything you provide which is incorporated into a Product;

     2. your modification of a Product, or a Program's use in other than its Specified Operating Environment;

     3. the combination, operation, or use of a Product with other Products not provided by us as a system, or the combination, operation, or use of a Product with any product, data, or apparatus that we did not provide; or

     4. infringement by a non-IBM Product alone, as opposed to its combination with Products we provide to you as a system.

1.10 Limitation of Liability

     Circumstances may arise where, because of a default on our part or other liability, you are entitled to recover damages from us. In each such instance, regardless of the basis on which you are entitled to claim damages from us (including fundamental breach, negligence, misrepresentation, or other contract or tort claim), we are liable for no more than:

     1. payments referred to in our patents and copyrights terms described above;

     2. damages for bodily injury (including death) and damage to real property and tangible personal property; and

     3. the amount of any other actual direct damages up to the greater of $100,000 or the charges (if recurring, 12 months' charges apply) for the Product or Service that is the subject of the claim. For purposes of this item, the term "Product" includes Materials and Licensed Internal Code.

          This limit also applies to any of our subcontractors and Program developers. It is the maximum for which we and our subcontractors and Program developers are collectively responsible.

Items for Which We are Not Liable

Under no circumstances are we, our subcontractors, or Program developers liable for any of the following:

       1. third-party claims against you for damages (other than those under the first two items listed above):

       2.  loss of, or damage to, your records or data; or

       3. special, incidental, or indirect damages or for any economic consequential damages (including lost profits or savings), even if we are informed of their possibility.

1.11  Agreement Termination

      You may terminate this Agreement on written notice to us following the expiration or termination of your obligations.

      Either of us may terminate this Agreement if the other does not comply with any of its terms, provided the one who is not complying is given written notice and reasonable time to comply.

      Any terms of this Agreement which by their nature extend beyond the Agreement termination remain in effect until fulfilled, and apply to both of our respective successors and assignees.

1.12  Geographic Scope

      All your rights, all our obligations, and all licenses (except for Licensed Internal Code and as specifically granted) are valid only in the United States and Puerto Rico.

1.13  Governing Law

      The laws of the State of New York govern this Agreement.

      Nothing in this Agreement affects any statutory rights of consumers that cannot be waived or limited by contract.

IBM Customer Agreement

Part 2 - Warranties
------------------------------------------------------------------------------
2.1  The IBM Warranties

     Warranty for IBM Machines

     For each IBM Machine, we warrant that it:

      1.  is free from defects in materials and workmanship; and

      2.  conforms to its Specifications.

     The warranty period for a Machine is a specified, fixed period commencing on its Date of installation. During the warranty period, we provide repair and exchange Service for the Machine, without charge, under the type of service we designate for the Machine.

     If a Machine does not function as warranted during the warranty period and we are unable to either 1) make it do so, or 2) replace it with one that is at least functionally equivalent, you may return it to us and we will refund your money.

     Additional terms regarding Service for Machines during and after the warranty period are contained in Part 5.


     Warranty for IBM Programs

     For each warranted IBM Program, we warrant that when it is used in the Specified Operating Environment, it will conform to its Specifications.

     The warranty period for a Program expires when its Program Services are no longer available. During the warranty period, we provide defect-related Program Services without charge. Program Services are available for a warranted Program for at least one year following its general availability.

     If a Program does not function as warranted during the first year after you obtain your license and we are unable to make it do so, you may return the Program to us and we will refund your money. To be eligible, you must have obtained your license while Program Services (regardless of the remaining duration) were available for it. Additional terms regarding Program Services are contained in Part 4.


     Warranty for IBM Services

     For each IBM Service, we warrant that we perform it:

      1.  using reasonable care and skill; and

      2. according to its current description (including any completion criteria) contained in this Agreement, an Attachment, or a Transaction Document.


     Warranty for Systems

     Where we provide Products to you as a system, we warrant that they are compatible and will operate with one another. This warranty is in addition to our other applicable warranties.


2.2  Extent of Warranty

     If a Machine is subject to federal or state consumer warranty laws, our statement of limited warranty included with the Machine applies in place of these Machine warranties.

     The warranties will be voided by misuse, accident, modification, unsuitable physical or operating environment, operation in other than the Specified Operating Environment, improper maintenance by you, removal or alteration of Product or parts identification labels, or failure caused by a product for which we are not responsible.

     THESE WARRANTIES ARE YOUR EXCLUSIVE WARRANTIES AND REPLACE ALL OTHER WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

2.3  Items Not Covered by Warranty

     We do not warrant uninterrupted or error-free operation of a Product or Service or that we will correct all defects.

     We will identify IBM Products that we do not warrant.

     Unless we specify otherwise, we provide Materials, non-IMB Products, and non-IBM Services WITHOUT WARRANTIES OF ANY KIND. However, non-IBM manufacturers, suppliers, or publishers may provide their own warranties to you.

IBM Customer Agreement

Part 3 - Machines
-------------------------------------------------------------------------------

3.1  Title and Risk of Loss

     When we accept your order, we agree to sell you the Machine described in a Transaction Document. We transfer title to you or, if you choose, your lessor when we ship the Machine. However, we reserve a purchase money security interest in the Machine until we receive the amounts due. For a feature, conversion, or upgrade involving the removal of parts which become our property, we reserve the security interest until we receive the amounts due and the removed parts. You agree to sign an appropriate document to permit us to perfect our purchase money security interest.

     We bear the risk of loss for the Machine up to and including its Date of Installation. Thereafter, you assume the risk.


3.2  Production Status

     Each IBM Machine is manufactured from new parts, or new and used parts. In some cases, a Machine may not be new and may have been previously installed. Regardless of a Machine's production status, our appropriate warranty terms apply.


3.3  Installation

     For the Machine to function properly, it must be installed in a suitable physical environment. You agree to provide an environment meeting the specified requirements for the Machine.

     We have standard installation procedures. We will successfully complete these procedures before we consider an IBM Machine (other than a Machine for which you defer installation or a Customer-set-up Machine) installed.

     You are responsible for installing a Customer-set-up Machine (we provide instructions to enable you to do so) and a non-IBM Machine.


     Machine Features, Conversions, and Upgrades

     We sell features, conversions, and upgrades for installation on Machines, and, in certain instances, only for installation on a designated, serial-numbered Machine. Many of these transactions involve the removal of parts and their return to us. As applicable, you represent that you have the permission from the owner and any lien holders to 1) install features, conversions, and upgrades and 2) transfer ownership and possession of removed parts (which become our property) to us. You further represent that all removed parts are genuine, unaltered, and in good working order. A part that replaces a removed part will assume the warranty or maintenance Service status of the replaced part. You agree to allow us to install the feature, conversion, or upgrade within 30 days of its delivery. Otherwise, we may terminate the transaction and you must return this feature, conversion, or upgrade to us at your expense.


3.4  Licensed Internal Code

     Certain Machines we specify (called "Specific Machines") use Licensed Internal code (called "Code"). We own copyrights in Code or have the right to license Code. We or a third party own all copies of Code, including all copies made from them.

     We will identify each Specific Machine in a Transaction Document. If you are the rightful possessor of a Specific Machine, we grant you a license to use the Code (or any replacement we provide) on, or in conjunction with, only the Specific Machine, designated by serial number, for which the Code is provided. We license the Code to only one rightful possessor at a time.

     Under each license, we authorize you to do only the following:

      1. execute the Code to enable the Specific Machine to function according to its Specifications;

      2. make a backup or archival copy of the Code (unless we make one available for your use), provided you reproduce the copyright notice and any other legend of ownership on the copy. You may use the copy only to replace the original, when necessary; and

      3. execute and display the Code as necessary to maintain the Specific Machine.

     You agree to acquire any replacement for, or additional copy of, Code directly from us in accordance with our standard policies and practices. You also agree to use that Code under these terms.

     You may transfer possession of the Code to another party only with the transfer of the Specific Machine. If you do so, you must 1) destroy all your copies of the Code that were not provided by us, 2) either give the other party all your IBM-provided copies of the Code or destroy them, and
     3) notify the other party of these terms. We license the other party when it accepts these terms by initial use of the Code. These terms apply to all Code you acquire from any source.

     Your license terminates when you no longer rightfully possess the Specific Machine.

     Actions You May Not Take

     You agree to use the Code only as authorized above. You may not do, for example, any of the following:

      1. otherwise copy, display, transfer, adapt, modify, or distribute the Code (electronically or otherwise), except as we may authorize in the Specific Machine's Specifications or in writing to you;

      2. reverse assemble, reverse compile, or otherwise translate the Code unless expressly permitted by applicable law without the possibility of contractual waiver;

      3.  sublicense or assign the license for the Code; or

      4.  lease the Code or any copy of it.


3.5  Machine Code

     For certain Machines we may provide basic input/output system code, utilities, diagnostics, device drivers, or microcode (collectively called "Machine Code"). This Machine Code is licensed under the terms of the agreement provided with it.

IBM Customer Agreement

Part 4 - Programs
--------------------------------------------------------------------------------

4.1  License

     When we accept your order, we grant you a nonexclusive, nontransferable license to use the Program. Programs are owned by International Business Machines Corporation or one of its subsidiaries ("IBM") or an IBM supplier and are copyrighted and licensed (not sold).

4.2  License Details

     Under each license, we authorize you to:

      1. use the Program's machine-readable portion on only the Designated Machine. If the Designated Machine is inoperable, you may use another Machine temporarily. If the Designated Machine cannot assemble or compile the Program, you may assemble or compile the Program on another Machine.

          If you change a Designated Machine previously identified to us, you agree to notify us of the change and its effective date;

      2.  use the Program to the extent of authorizations you have acquired;

      3. make and install copies of the Program, to support the level of use authorized, provided you reproduce the copyright notices and any other legends of ownership on each copy or partial copy; and

      4. use any portion of the Program we 1) provide in source form, or 2) mark restricted (for example, "Restricted Materials of IBM") only to
          --

          a. resolve problems related to the use of the Program, and

          b. modify the Program so that it will work together with other products.

     You agree to comply with any additional terms we may place on a Program. We identify these in the Program's Specifications or in a Transaction Document.

     Actions You May Not Take

     You agree not to:

      1. reverse assemble, reverse compile, or otherwise translate the Program; or

      2.  sublicense, rent or lease the Program.

4.3  Program Components Not Used on the Designated Machine

     Some Programs have components that are designed for use on machines other than the Designated Machine on which the Program is used. You may make copies of a component and its documentation in support of your authorized use of the Program provided you notify us of the component's actual date of distribution.

4.4  Distributed System License Option

     For some Programs, you may make a copy under a Distributed System License Option (called a "DSLO" copy). We charge less for a DSLO copy than we do for the original license (called the "Basic" license). In return for the lesser charge, you agree to do the following while licensed under a DSLO:

      1.  have a Basic license for the Program;

      2. provide problem documentation and receive Program Services (if any) only through the location of the Basic license; and

      3. distribute to, and install on, the DSLO's Designated Machine, any release, correction, or bypass that we provide for the Basic license.


4.5  Program Testing

     We provide a testing period for certain Programs to help you evaluate if they meet your needs. If we offer a testing period, it will start 1) the second business day after the Program's standard transit allowance period, or 2) on another date specified in a Transaction Document. We will inform you of the duration of the Program's testing period.

     We do not provide testing periods for DSLO copies.

4.6  Packaged Programs

     We provide certain Programs together with their own license agreements. These Programs are licensed under the terms of the agreements provided with them.

4.7  Program Protection

     For each Program, you agree to:

      1. ensure that anyone who uses it (accessed either locally or remotely) does so only for your authorized use and complies with our terms regarding Programs; and

      2.  maintain a record of all copies and provide it to us at our request.


4.8  Program Services

     We provide Program Services for warranted Programs and for selected other Programs. If we can reproduce your reported problem in the Specified Operating Environment, we will issue defect correction information, a restriction, or a bypass. We provide Program Services for only the unmodified portion of a current release of a Program.

     We provide Program Services 1) on an on-going basis (with at least six months' written notice before we terminate Program Services), 2) until the date we specify, or 3) for a period we specify.

4.9  License Termination

     You may terminate the license for a Program on one month's written notice, or at any time during the Program's testing period.

     Licenses for certain replacement Programs may be acquired for an upgrade charge. When you acquire these replacement Programs, you agree to terminate the license of the replaced Programs when charges become due, unless we specify otherwise.

     We may terminate your license if you fail to comply with its terms. If we do so, your authorization to use the Program is also terminated.

IBM Customer Agreement

Part 5 - Services
--------------------------------------------------------------------------------

5.1  IBM Services

     Services may be either standard offerings or customized to your specific requirements. Each Service transaction may include one or more Services that:

      1.  expire at task completion or an agreed upon date;

      2. automatically renew as another transaction with a specified contract period. Renewals will continue until either of us terminates the Service; or

      3. do not expire and are available for your use until either of us terminates the Service.

5.2  Personnel

     Each of us is responsible for the supervision, direction, and control of our respective personnel.

     We reserve the right to determine the assignment of our personnel.

     We may subcontract a Service, or any part of it, to subcontractors selected by us.

5.3  Materials Ownership and License

     We will specify Materials to be delivered to you. We will identify them as being "Type I Materials," "Type II Materials," or otherwise as we both agree. If not specified, Materials will be considered Type II Materials.

     Type I Materials are those, created during the Service performance period, in which you will have all right, title, and interest (including ownership of copyright). We will retain one copy of the Materials. You grant us 1) an irrevocable, nonexclusive, worldwide, paid-up license to use, execute, reproduce, display, perform, distribute (internally and externally) copies of, and prepare derivative works based on Type I Materials and 2) the right to authorize others to do any of the former.

     Type II Materials are those, created during the Service performance period or otherwise (such as those that preexist the Service), in which we or third parties have all right, title, and interest (including ownership of copyright). We will deliver one copy of the specified Materials to you. We grant you an irrevocable, nonexclusive, worldwide, paid-up license to use, execute, reproduce, display, perform, and distribute, within your Enterprise only, copies of Type II Materials.

     Each of us agrees to reproduce the copyright notice and any other legend of ownership on any copies made under the licenses granted in this Section.

     Any idea, concept, know-how, or technique which relates to the subject matter of a Service and is developed or provided by either of us, or jointly by both of us, in the performance of a Service may (subject to applicable patents and copyrights) be freely used by either of us.


5.4  Changes to Service Terms

     We may change the terms of Services that are renewable or non-expiring by giving you three months' written notice. However, these changes are not retroactive. They apply immediately to renewal transactions and as of the effective date we specify in the notice to all existing transactions. If we make a change to the terms of a renewable Service that 1) affects your current contract period and 2) you consider unfavorable, on your request, we will defer it until the end of that contract period.

     When both of us agree to change any Services statement of work other than as described above, we will prepare a written description of the agreed change (called a "Change Authorization"), which both of us must sign. The terms of a Change Authorization prevail over those of the statement of work and any of its previous Change Authorizations.

5.5  Renewal

     Renewable Services renew automatically for a same length contract period unless either of us provides written notification (at least one month prior to the end of the current contract period) to the other of its decision not to renew.

5.6  Termination and Withdrawal

     Either of us may terminate a Service if the other does not meet its obligations concerning the Service.

     You may terminate a non-expiring Service, without adjustment charge, on one month's written notice to us provided you have met all minimum requirements specified in the applicable Attachments and Transaction Documents.

     You may terminate a renewable Service or a non-expiring maintenance Service, without adjustment charge, on notice to us provided you have met all minimum requirements specified in the applicable Attachments and Transaction Documents and any of the following circumstances occur:

      1. you permanently remove the eligible Product, for which the Service is provided, from productive use within your Enterprise;

      2. the eligible location, for which the Service is provided, is no longer controlled by you (for example, because of sale or closing of the facility);

      3. an increase in the Service charges, either alone or in combination with prior increases over the previous twelve months, is more than the maximum specified in the applicable Service Transaction Document. If no maximum is specified, then this circumstance does not apply; or

      4. the Machine has been under maintenance Services for at least six months and you give us one month's written notice prior to terminating the maintenance Service.

     For all other circumstances, you may terminate an expiring or renewable Service on one month's written notice to us but such termination will result in adjustment charges equal to the lesser of:

      1.  the charges remaining to complete the contract period; or

      2.  one of the following if specified in the Transaction Document --

          a. the charges remaining to complete the contract period multiplied by the adjustment factor specified, or
          b.  the amount specified.

     You agree to pay us for all Services we provide and any Products and Materials we deliver through Service termination and any charges we incur in terminating subcontracts.

     We may withdraw a renewable or non-expiring Service or support for an eligible Product on three months' written notice to you. If we withdraw a Service for which you have prepaid and we have not yet fully provided it to you, we will give you a prorated refund.

     Any terms which by their nature extend beyond termination or withdrawal remain in effect until fulfilled and apply to respective successors and assignees.


5.7  Service for Machines (during and after warranty)

     We provide certain types of repair and exchange Service either at your location or at a service center to keep Machines in, or restore them to, conformance with their Specifications. We will inform you of the available types of Service for a Machine. We may repair the failing Machine or exchange it at our discretion.

     When the type of Service requires that you deliver the failing Machine to us, you agree to ship it suitably packaged (prepaid unless we specify otherwise) to a location we designate. After we have repaired or exchanged the Machine, we will return it to you at our expense unless we specify otherwise. We are responsible for loss of, or damage to, your Machine while it is 1) in our possession or 2) in transit in those cases where we are responsible for the transportation charges.

     You agree to:

     1. obtain authorization from the owner to have us service a Machine that you do not own; and

     2.   where applicable, before we provide Service --

          a. follow the problem determination, problem analysis, and service request procedures that we provide,

          b.  secure all programs, data, and funds contained in a Machine, and

          c.  inform us of changes in a Machine's location.

     When Service involves the exchange of a Machine or part, the item we replace becomes our property and the replacement becomes yours. You represent that all removed items are genuine and unaltered. The replacement may not be new, but will be in good working order and at least functionally equivalent to the item replaced. The replacement assumes the warranty or maintenance Service status of the replaced item. Before we exchange a Machine or part, you agree to remove all features, parts, options, alterations, and attachments not under our service. You also agree to ensure that the item is free of any legal obligations or restrictions that prevent its exchange.

     Any feature, conversion, or upgrade we service must be installed on a Machine which is 1) for certain Machines, the designated, serial-numbered Machine and 2) at an engineering-change level compatible with the feature, conversion, or upgrade.

     Repair and exchange Services do not cover:

     1. accessories, supply items, and certain parts, such as batteries, frames, and covers;
     2. Machines damaged by misuse, accident, modification, unsuitable physical or operating environment, or improper maintenance by you;
     3. Machines with removed or altered Machine or parts identification labels;
     4.   failures caused by a product for which we are not responsible; or
     5.   service of Machine alterations.

     We manage and install engineering changes that apply to IBM Machines and may also perform preventive maintenance.

     We provide maintenance Services for selected non-IBM Machines.


5.8  Maintenance Coverage

     When you order Machine maintenance Services under this Agreement, we will inform you of the date on which the maintenance Services will begin. We may inspect the Machine within one month following that date. If the Machine is not in an acceptable condition for service, you may have us restore it for a charge. Alternatively, you may withdraw your request for maintenance Services. However, you will be charged for any maintenance Services which we have performed at your request.